Exhibit 99.1
NEWS RELEASE

Contacts:
OSI Pharmaceuticals, Inc.	Burns McClellan, Inc. (representing OSI)
Kathy Galante (investors/media)	Justin Jackson (media)
Senior Director	Kathy Nugent (media)
Kim Wittig (media)	(212) 213-0006
Director
631-962-2000
OSI Pharmaceuticals Response to Initial Non-Final Office Action by
U.S. Patent and Trademark Office
– Initial PTO Action Indicates Allowability of Claims to Tarceva® Composition of Matter –
MELVILLE, NEW YORK — February 27, 2009 — OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) announced that the Company received notification from the U.S. Patent and Trademark Office (PTO) that an initial office action has been issued regarding OSI’s application for a reissue of the Company’s composition of matter patent for Tarceva® (erlotinib), U.S. Patent No. 5,747,498 (the ‘498 patent). The office action includes an indication of allowability to composition of matter claims, including a claim specifically directed to Tarceva, while initially rejecting certain other claims. A rejection of some claims in an initial office action is not unusual in a reissue application proceeding.
“We are pleased with the indication of allowability of Tarceva-specific composition of matter claims and intend to respond to the rejection of the remaining claims,” stated Colin Goddard, Ph.D., Chief Executive Officer of OSI Pharmaceuticals. “We are encouraged by the PTO’s response and are optimistic that this first step will allow us to have the reissue process substantially completed by the end of 2009.”
The ‘498 patent is one of three OSI patents covering Tarceva® (erlotinib). All three Tarceva patents, the ‘498 patent, US Patent No. 6,900,221 and the US Patent No. 7,087,613, remain listed in the Orange Book with the FDA and are enforceable against any infringer.

Background
In February 2008, OSI filed with the U.S. Patent and Trademark Office an application to reissue U.S. Patent No. 5,747,498 in order to correct certain errors relating to the claiming of compounds, other than Tarceva, which fall outside of the scope of the main claim in the patent. OSI’s reissue application looked to correct these errors by deleting surplus compounds from the claims. Like most composition of matter patents, the ‘498 patent claims many compounds in addition to Tarceva. Tarceva itself is accurately described in the ‘498 patent.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products designed to extend life and/or improve the quality of life for patients with cancer and diabetes/obesity. The Company’s oncology programs are focused on developing molecular targeted therapies designed to change the paradigm of cancer care. OSI’s diabetes/obesity efforts are committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients in certain settings. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, a rejection of the reissue application, challenges to OSI’s intellectual property, any adverse litigation decisions, competition from other pharmaceutical companies, the ability to effectively market products, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, the completion of clinical trials, the FDA review process and other governmental regulation, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.
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